EXHIBIT 99.2

FOR IMMEDIATE RELEASE:
CONTACTS:
Blair Corporation	Carl Hymans
Larry Pitorak, Chief Financial Officer	G.S. Schwartz & Co
814-723-3600	212-725-4500
carlh@schwartz.com
BLAIR CORPORATION ANNOUNCES SPECIAL DIVIDEND
WARREN, Pa., (November 8, 2005) –Blair Corporation (Amex: BL), (www.blair.com), a national multi-channel direct marketer of women’s and men’s apparel and home products, today announced that the Board of Directors has declared a special cash dividend of 15 cents per share. The dividend will be payable on December 15, 2005, to stockholders of record as of November 21, 2005. The timing of the record date and payment of this special dividend coincides with the previously declared regular fourth quarter dividend, bringing the total dividend payable to stockholders to 30 cents per share. Stockholders will receive two separate dividend payments of 15 cents per share each on December 15, 2005.
“We are pleased to provide this special cash dividend to our loyal stockholders and remain grateful for their continued support,” said John Zawacki, Blair President and CEO.
It is the Company’s present intention to increase its regular quarterly cash dividend to 30 cents per share.
ABOUT BLAIR
Headquartered in Warren, Pennsylvania, Blair Corporation sells a broad range of women’s and men’s apparel and home products through direct mail marketing and its Web sites www.blair.com and www.irvinepark.com. Blair Corporation employs over 2,000 associates (worldwide) and operates facilities and retail outlets in Northwestern Pennsylvania as well as a catalog outlet in Wilmington, Delaware. The company, which has annual sales of approximately $500 million, is publicly traded on the American Stock Exchange (Amex:BL). For additional information, please visit http://www.blair.com.
This release contains certain statements, including without limitation, statements containing the words “believe,” “plan,” “expect,” “anticipate,” “strive,” and words of similar import relating to future results of the Company (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, demand for and market acceptance of new and existing products, as well as other risks and uncertainties detailed in the most recent periodic filings of the Company with the Securities and Exchange Commission.